SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                             FORM 15


Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                  Commission File Number  0-15242

                  Duramed Pharmaceuticals, Inc.
_________________________________________________________________
     (Exact name of registrant as specified in its charter)

         7155 East Kemper Road, Cincinnati, Ohio  45249
_________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  Common Stock, $.01 par value
_________________________________________________________________
    (Title of each class of securities covered by this Form)


                              none
_________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]    Rule 12h-3(b)(1)(i)  [X]
     Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]    Rule 12h-3(b)(2)(ii) [ ]
                                 Rule 15d-6           [ ]

          Approximate number of holders of record as of the
certification or notice date:               1
                               ___________________________

          Pursuant to the requirements of the Securities Exchange
Act of 1934 Duramed Pharmaceuticals, Inc. has caused this
            _____________________________
certification/ notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    October 25, 2001         BY: /s/ Patricia O. Lowry
      ________________________       ____________________________
                                       Patricia O. Lowry
                                       Counsel